RELEASE AND SEVERANCE AGREEMENT


      This Release and Severance Agreement executed this 28th day of February, 2007, by and between and R.I. HELLER & Co., LLC, (hereinafter "RI HELLER"), WILLIAM N. PLAMONDON III (hereinafter "Plamondon"), ERIN DAVIS (hereinafter "Davis"), FRANK JACKSON, (hereinafter "Jackson") and AMERICAN TECNOLOGIES GROUP, INC., (hereinafter "ATGR"), and shall constitute the formal agreement of the parties hereto providing for the resignation of Plamondon as Chief Executive Officer of ATGR, providing for the transfer of all shares of common stock of ATGR owned by RI Heller (the "Shares") to ATGR, and further providing for the orderly transition of records and related matters to the newly appointed Chief Executive Officer of ATGR.

      In consideration of the premises and mutual promises contained herein, it is hereby agreed as follows:

      1. Resignation and Transition Services. Plamondon hereby tenders his resignation to the Board of Directors of ATGR, such resignation to be effective March 1, 2007. Prior to the effective date of his resignation Plamondon shall continue to act as the ATGR's Chief Executive Officer and shall, in anticipation of the transition of his duties, deliver or cause to be delivered to the Board or its designees all documents and records in his possession relating to the operations of ATGR. In addition, from and after the execution of this Agreement, Plamondon shall cooperate with Board of ATGR, its agents, and designees by furnishing information and providing reasonable assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to ATGR's operations in order to provide for an orderly transition of his duties as Chief Executive Officer to his successor or successors. Without limiting the foregoing, Plamondon agrees that he shall be available by and e-mail and telephone during business hours to answer any questions of ATGR's officers, auditors, accountants, and attorneys in order to allow ATGR to timely file a form 10-Q on or before March 15, 2007.

      2. Delivery of Shares. On March 1, 2006 RI Heller shall deliver, without charge, all of the Shares to ATGR or its designee. In order to effectuate such transfer, Plamondon and RI Heller shall deliver to ATGR's transfer agent or other designated agents such certificates, transfer powers, endorsements, or other documents as may be required to transfer the Shares to ATGR.

      3. Payment for Services. Plamondon, Davis, Jackson and RI Heller agree to accept, as payment in full for the services that they and their affiliates have provided to ATGR, the sum of $120,000, $10,000 of which shall be paid to RI Heller on March 1, 2007, and the remainder of which shall be payable to RI Heller, without interest, in 11 monthly instalments of $10,000 payable on the first of each month from and after April 1, 2007.

      4. Releases. RI Heller, Davis, Jackson and Plamondon (hereafter in this
Section 4 individually and collectively the "Executive"), now and forever, agree and covenant not to sue ATGR, or raise any claims against ATGR or any related entity, subsidiary or affiliate, on any matter arising out of, or related in any way, directly or indirectly, to their service as officers of ATGR, and to forever refrain from instituting, pressing, or in any way proceeding upon, any and all potential claims, demands, causes of action, or adjudications whatsoever, which they may have, ever had, now has, or may have, against ATGR, or any affiliated entity as set out above, arising prior to the date of this Agreement. AGTR, now and forever, agrees and covenants not to sue Executive, or raise any claims against Executive or any related party, entity, subsidiary or affiliate, on any matter arising out of, or related in any way, directly or indirectly, to Executive's employment with ATGR, and to forever refrain from instituting, pressing, or in any way proceeding upon, any and all potential claims, demands, causes of action, or adjudications whatsoever, which ATGR may have ever had, now has, or may have, against Executive or any affiliated entity or party as set out above, arising prior to the date of this Agreement. Nothing in this section 4 shall release the parties of their respective obligations set forth in this Agreement.


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

      5. Public Announcements. Executive and ATGR acknowledge that ATGR shall be permitted to disclose this Agreement and its terms as part of a Form 8-K disclosure and as part of any other filings as may be required by law. Executive shall have a reasonable opportunity to review such filings, provided that such review shall not delay the timely filing of any required disclosure. All parties hereto agree that no further review or approval will be required for a disclosure that is materially similar to the following disclosure:

      "On February 28., 2007, the Company accepted the resignation of William N. Plamondon III, as Chief Executive Officer and finalized the terms of his departure. Pursuant to the attached Severance and Release Agreement, Mr. Plamondon, and R.I. Heller Co., LLC and certain other parties who have worked with RI Heller have agreed that Mr. Plamondon will serve a s CEO through March 1, 2007, that RI Heller and Mr. Plamondon will transfer, without charge, all shares of common stock of the Company owned by them (680,000 shares) to the Company, that RI Heller will receive $120,000 for Mr. Plamondon's and RI Heller's services (payable in 12 monthly installments of $10,000), and that the parties will mutually release each other for all claims to the date of the agreement. A full copy of the agreement with Mr. Plamondon and R.I. Heller is attached as an exhibit to this filing."

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

      6. Non-Disparagement. Each party agrees to refrain from any defamation, libel or slander of the other, or tortious interference with the contracts and relationships of the other. Upon inquiry, the ATGR shall only state the following: Executive 's last position and dates of employment.

      7. Entire Agreement. All agreements and understandings between the parties hereto are embodied and expressed herein, and the terms of this Release and Severance Agreement shall be construed as constituting a contract between the parties, and not as a mere recital.

      IT WITNESS WHEREOF, the parties have executed this Release and Severance Agreement on the date first above written.


                                              /s/ William N. Plamondon, III


                                              ----------------------------------
                                              /s/ Erin Davis


                                              ----------------------------------
                                              /s/ Frank Jackson

                                              AMERICAN TECHNOLOGIES GROUP, INC.


                                              /s/ R. Barry Ennis, Vice-President


                                              RI HELLER, LLC

                                              /s/ William N. Plamondon, III




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